Exhibit (a)(1)(C)

SOCKET MOBILE, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS

ELECTION FORM

THE OFFER EXPIRES AT 9:00 P.M., PACIFIC DAYLIGHT TIME, ON JUNE 25, 2024,

UNLESS THE OFFER IS EXTENDED

Terms used in this Election Form, including the Election Instructions attached hereto, that are defined in the Offer to Exchange have the same meaning as those defined terms in the Offer to Exchange

Before completing and signing this election form, please make sure you received, read and understand the documents that comprise this offer to exchange certain outstanding stock options for new stock options (the “Offer”), including (1) the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated May 28, 2024 (referred to as the “Offer to Exchange”); (2) the email from Kevin J. Mills, President and Chief Executive Officer, dated May 28, 2024, announcing the Offer (the “Announcement Email”); and (3) this election form, together with its instructions (together, the “Offer documents”). The Offer is subject to the terms of these Offer documents, as they may be amended. The Offer provides eligible service providers the opportunity to exchange their eligible options for new options covering the same number of shares of our common stock as the number of shares of our common stock subject to the exchanged options immediately before they were cancelled in the Offer, at an exercise price per share equal to the closing sales price of a share of our common stock on the new option grant date, with certain exceptions as described in the Offer documents. All eligible service providers who participate in the Offer will receive new options, subject to the terms and conditions of the Offer.

The Offer expires at 9:00 p.m., Pacific Daylight Time, on June 25, 2024, unless extended. PLEASE FOLLOW THE ACCOMPANYING INSTRUCTIONS ATTACHED TO THIS FORM.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS. Please be sure to follow the instructions, which are attached.

Your decision to accept or reject the Offer with respect to some or all of your eligible options is entirely voluntary. To participate in the Offer with respect to some or all of your eligible option grants, we must receive your election form via email to Lynn Zhao, our Chief Financial Officer, at lynn@socketmobile.com or by fax at (510) 933-3016, no later than 9:00 p.m., Pacific Daylight Time, on June 25, 2024 (unless we extend the Offer).

Only election forms that are properly completed and submitted and actually received by Socket Mobile on or before the expiration date via email or fax will be accepted. Election forms submitted by any other means, including interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We will not accept delivery of any election form after expiration of the Offer.

If your service with Socket Mobile terminates on or before the date the Offer expires, you will cease to be an eligible service provider under the terms of the Offer and any election form that you have made to exchange any of your eligible options pursuant to the Offer will be ineffective.

You may change your mind after you have submitted an election form and withdraw some or all of your elected eligible options from the Offer at any time on or before the expiration date by timely submitting a new, properly completed election form indicating the change to your election. You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants. You may change your mind as many times as you wish, but you will be bound by the properly submitted election form that we receive last on or before the expiration date.

Please check the appropriate box below:

	Yes, I wish to participate in the Offer as to ALL of my eligible option grants.

All of my eligible options will be cancelled irrevocably on the cancellation date, currently expected to be June 25, 2024.

	Yes, I wish to participate in the Offer as to my eligible option grants indicated below (please check the box next to each eligible option you elect to exchange):

	Option Grant Date	Outstanding Shares Subject to the Grant
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My eligible options that are specifically elected for exchange above will be cancelled irrevocably on the cancellation date, currently expected to be June 25, 2024.

OR

	No, I wish to REJECT the Offer with respect to all of my eligible option grants.

If I previously have accepted the Offer with respect to some or all of my eligible options, this will act as a withdrawal of that acceptance and I will not participate in the Offer.

I understand that this election form will replace in its entirety any election form that Socket Mobile previously received from me.

SUBMIT THIS ELECTION FORM NO LATER THAN 9:00 P.M., PACIFIC DAYLIGHT TIME,

ON JUNE 25, 2024 (UNLESS THE OFFERING PERIOD IS EXTENDED).

By signing below, I acknowledge I have received the Offer documents comprising the Offer and agree to the terms and conditions set forth in the Offer documents.

Eligible Service Provider Signature	Date

Eligible Service Provider Name (Please Print)	Employee Email Address

SUBMIT THIS ELECTION FORM NO LATER THAN 9:00 P.M., PACIFIC DAYLIGHT TIME, ON JUNE 25, 2024 (UNLESS THE OFFERING PERIOD IS EXTENDED).

SOCKET MOBILE, INC.

ELECTION INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	To participate in the Offer, you must complete and deliver an election form.

If you want to participate in the Offer, you must make an election via the process described in Section 4 of the Offer to Exchange and outlined below on or before the expiration date, currently expected to be 9:00 p.m., Pacific Daylight Time, on June 25, 2024. If you do not want to participate, then no action is necessary.

1. Print the election form.

2. Deliver the properly completed election form by email or fax to:

Attn: Lynn Zhao

Email: lynn@socketmobile.com

Fax: (510) 933-3016

We must receive your properly completed and submitted election form by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Daylight Time, on June 25, 2024. To obtain a paper election form, please contact our Chief Financial Officer, Ms. Zhao by email at lynn@socketmobile.com or by phone at (510) 933-3016.

Your delivery of all documents regarding the Offer, including election forms, is at your risk. Only responses that are properly completed and actually received by us by the deadline by email or fax will be accepted. Responses submitted by any other means, including interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Our receipt of your election form is not by itself an acceptance of your eligible options for exchange. For purposes of the Offer, we will be deemed to have accepted eligible options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the eligible service providers generally of our acceptance of eligible options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be June 25, 2024.

Socket Mobile will not accept any alternative, conditional or contingent tenders. By completing and submitting an election form, you waive any right to receive any notice of the receipt of the tender of your eligible options, except as provided for in the Offer to Exchange. Any confirmation of receipt provided to you (if any) merely will be a notification that we have received your election form and does not mean that your eligible options have been cancelled. Your eligible options that are accepted for exchange will be cancelled on the same calendar day as the expiration of the Offer (but following the expiration of the Offer), which cancellation is scheduled to be June 25, 2024 (unless the Offer is extended).

2.	To change or withdraw prior elections of your eligible options, you must complete and deliver a new election form.

You may change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from the Offer, only in accordance with the provisions of Section 5 of the Offer to Exchange. You may change your mind after you have submitted an election form and withdraw some or all of your elected eligible options from the Offer at any time on or before the expiration date (the expiration date currently is expected to be June 25, 2024, at 9:00 p.m., Pacific Daylight Time). If we extend the expiration date, you may change or withdraw your election of your tendered eligible options at any time until the extended Offer expires. In addition, although we intend to accept all validly tendered eligible options promptly after the expiration of the Offer, due to certain requirements under U.S. securities laws, if we have not accepted your eligible options by 9:00 p.m., Pacific Daylight Time, on July 24, 2024 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your eligible options at any time thereafter up to such time as Socket Mobile does accept your properly tendered eligible options.

You may change your election and elect to exchange all of your eligible option grants, some of your eligible option grants, or none of your eligible option grants pursuant to the terms and conditions of the Offer. To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from the Offer, you must deliver a valid new election form indicating only the eligible option grants you wish to exchange in the Offer or a valid new election form indicating that you reject the Offer with respect to all of your eligible options, by completing the election process set forth in Section 5 of the Offer to Exchange and described below on or before the expiration date, currently expected to be 9:00 p.m., Pacific Daylight Time, on June 25, 2024.

1. Print the election form.

2. Deliver the properly completed election form by email or fax to:

Attn: Lynn Zhao

Email: lynn@socketmobile.com

Fax: (510) 933-3016

You may change your mind as many times as you wish, but you will be bound by the properly submitted election form we receive last on or before the expiration date. If you change your election to withdraw some or all of your eligible option grants, you may elect later to exchange the withdrawn eligible option grants again at any time on or before the expiration date. All eligible option grants that you withdraw will be deemed not properly tendered for purposes of the Offer, unless you subsequently properly elect to exchange such eligible option grants on or before the expiration date. To reelect to exchange some or all of your eligible option grants, you must submit a new election form to Socket Mobile on or before the expiration date by following the procedures described in Section 4 of the Offer to Exchange. This new election form must be properly completed, signed, and dated after your previously-submitted election form, and must list all eligible option grants you wish to exchange. Upon our receipt of your properly completed, signed and dated election form, any prior election form will be disregarded in its entirety and will be considered replaced in full by the new election form.

3.	No partial tenders.

If you intend to tender an eligible option grant through the Offer, you must tender all of your shares of Socket Mobile’s common stock subject to that eligible option grant.

You may pick and choose which of your outstanding eligible option grants you wish to exchange if you hold more than one eligible option grant and you may choose to exchange in the Offer one or more of your eligible option grants without having to exchange all of your eligible option grants. However, if you decide to participate in the Offer to exchange an eligible option grant, you must elect to exchange that entire eligible option grant (that is, all eligible options subject to that eligible option grant).

However, if you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as a result of the end of a marriage) and a person who is not an eligible service provider beneficially owns a portion of that eligible option grant, then in order to participate in the Offer with respect to such eligible option grant, you may accept the Offer with respect to the entire remaining outstanding portion of the eligible option grant, including the portion beneficially owned by the other person, as long as you are the legal owner of the eligible option grant. We will not accept partial tenders of eligible option grants, so you may not accept the Offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the eligible option grant, we will respect an election properly made by you, but will not be responsible to you or the beneficial owner of the eligible option grant for any errors made by you with respect to such eligible option grant.

4.	Signatures on election forms.

A paper election form must be signed by the holder of the eligible options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible options are subject without alteration, enlargement or any change whatsoever. Your signature must be provided on the paper election form after it is printed. Socket Mobile will not accept any other method of signature, such as electronic signatures contained in the PDF of the election form or a printout of an electronic version of your signature on the election form. If the election form is signed by a trustee, executor, administrator, guardian, attorney in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Socket Mobile of the authority of that person to act in that capacity must be submitted with the election form.

5.	Other information on election forms.

In addition to signing the election form, you must indicate your name and the date and time (Pacific Daylight Time) at which you signed. You also must include your current email address.

6.	Requests for assistance or additional copies.

Any questions and any requests for additional copies of the election form or other Offer documents may be directed to Lynn Zhao, our Chief Financial Officer, by email at lynn@socketmobile.com or by phone at (510) 933-3016. Copies will be furnished promptly at Socket Mobile’s expense.

7.	Irregularities.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any eligible option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of the Offer. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular eligible options or for any particular eligible service provider, provided that if we grant any such waiver, it will be granted with respect to all eligible service providers and tendered eligible options in a uniform and nondiscriminatory manner. No tender of eligible options will be deemed to have been made properly until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any such notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Important: Election forms must be received via email to Lynn Zhao, our Chief Financial Officer, at lynn@socketmobile.com or by fax at (510) 933-3016 on or before 9:00 p.m., Pacific Daylight Time, on June 25, 2024 (unless the Offer is extended).

8.	Additional documents to read.

You should be sure to read the Offer to Exchange, all documents referenced therein, the election form and its associated instructions, and the Announcement Email, before deciding to participate in the Offer.

9.	Important tax information.

Please refer to Section 14 of the Offer to Exchange which contains important tax information. We also recommend that you consult with your personal advisers before deciding whether or not to participate in the Offer.